Corporate Communications                         Exhibit 99.1
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CNH Industrial announces senior appointments

London, July 1, 2021

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) today announced that it has appointed Scott Moran as Chief CNH Industrial Business System Officer and Kelly Tolbert as Chief Diversity & Inclusion, Sustainability and Transformation Officer. In these positions, Mr. Moran and Ms. Tolbert will join the Company’s Senior Leadership Team (SLT), an operational decision-making body of CNH Industrial.

These executive appointments form part of CNH Industrial’s revitalized emphasis on customer centricity and further reinforce the Company’s commitment to Diversity & Inclusion and Sustainability.

“I am delighted to welcome Kelly and Scott, whose extensive professional experience will be invaluable as we constantly improve our organization and strive for excellence,” said Scott Wine, Chief Executive Officer, CNH Industrial. “Scott will lead the design, implementation, and ongoing development of the new CNH Industrial Business System, which will build on World Class Manufacturing to create a more comprehensive corporate-wide program that drives continuous improvement in all facets of our organization. His absolute command of both the strategic and tactical aspects of Lean implementation and execution will be an important resource.

“Kelly possesses an exceptional background in organizational evolution, a deep understanding of the value and imperative of diversity and inclusion, and an unsurpassed dedication to finding, hiring, and developing top talent. These attributes make Kelly the ideal champion for our Company’s, and my personal, commitment to Diversity and Inclusion and ESG. Both appointments will accelerate our journey toward becoming a less complex and more agile Company to best serve our customers and dealers.”

Mr. Moran joins CNH Industrial from Next Level Partners (NLP), where as a Principal he led over 80 organizations through strategy deployment process implementations and Kaizen (Lean) driven transformations. Prior to joining NLP, Scott Moran held various leadership positions at Textron, Inc, a global multi-industry business. He has 30+ years of experience in quality, operations, strategic planning, Lean/Six-Sigma and general management in automotive, energy and capital equipment markets working for public and private global businesses.

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA

Corporate Communications                         Exhibit 99.1
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Ms. Tolbert joins CNH Industrial from Stellantis, where she most recently served as Vice President of Global Talent, Leadership & Learning and Global HRBP for HR. In this role, Kelly Tolbert led the design and implementation of Fiat Chrysler Automobiles’ global diversity & inclusion strategy, assumed all talent management responsibilities for the Stellantis merger, and spearheaded global reorganization projects across Fiat Chrysler Automobiles’ industrial business units to support strategic technology objectives. Kelly Tolbert has more than 20 years of experience in people development, organizational design and employee engagement across a range of industries including manufacturing, non-profit, technology and public relations.

CNH Industrial N.V. (NYSE: CNHI /MI: CNHI) is a global leader in the capital goods sector with established industrial experience, a wide range of products and a worldwide presence. Each of the individual brands belonging to the Company is a major international force in its specific industrial sector: Case IH, New Holland Agriculture and Steyr for tractors and agricultural machinery; Case and New Holland Construction for earth moving equipment; Iveco for commercial vehicles; Iveco Bus and Heuliez Bus for buses and coaches; Iveco Astra for quarry and construction vehicles; Magirus for firefighting vehicles; Iveco Defence Vehicles for defence and civil protection; and FPT Industrial for engines and transmissions. More information can be found on the corporate website: www.cnhindustrial.com

Contacts:

Corporate Communications

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Investor Relations

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